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PNC BANK CORP. AND SUBSIDIARIES                                      EXHIBIT 11
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE


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                                                                                       Three months ended        Nine months ended
                                                                                       September 30              September 30
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In thousands, except per share data                                                  1996         1995         1996         1995
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CALCULATION OF PRIMARY EARNINGS PER COMMON SHARE
Net income                                                                       $233,953     $210,737     $720,323     $584,237
Less: Preferred dividends declared                                                    347          373        1,055        2,960
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Net income applicable to primary earnings per common share                       $233,606     $210,364     $719,268     $581,277
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Weighted average shares of common stock outstanding                               339,074      335,451      340,692      336,284
Weighted average common shares to be issued using average market price and assuming:
    Exercise of stock options                                                       1,461        3,532        1,450        2,936
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    Primary weighted average common shares outstanding                            340,535      338,983      342,142      339,220
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    PRIMARY EARNINGS PER COMMON SHARE                                                $.69         $.62        $2.10        $1.71
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CALCULATION OF FULLY DILUTED EARNINGS PER COMMON SHARE
Net income                                                                       $233,953     $210,737     $720,323     $584,237
Add: Interest expense on convertible debentures (net of tax)                          850          938        2,574        2,916
Less: Dividends declared on non-convertible preferred stock                                                                1,813
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Net income applicable to fully diluted earnings per common share                 $234,803     $211,675     $722,897     $585,340
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Weighted average shares of common stock outstanding                               339,074      335,451      340,692      336,284
Weighted average common shares to be issued using average market price or period-end market price, whichever is higher and
    assuming:
    Conversion of preferred stock Series A & B                                        170          196          175          201
    Conversion of preferred stock Series C                                            559          606          566          623
    Conversion of preferred stock Series D                                            756          808          764          822
    Conversion of debentures                                                        2,748        3,074        2,811        3,147
    Exercise of stock options                                                       1,866        4,010        1,950        4,088
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    Fully diluted weighted average common shares outstanding                      345,173      344,145      346,958      345,165
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    FULLY DILUTED EARNINGS PER COMMON SHARE                                          $.68         $.62        $2.08        $1.70
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